Exhibit 21.1

                       SUBSIDIARIES OF CHILES OFFSHORE INC.


NAME                                                   JURSDICTION
--------------------------------------------------------------------------------
Chiles Offshore Finance Corp.                             Delaware
Chiles Columbus LLC                                       Delaware
Chiles Magellan LLC                                       Delaware
Chiles Tonala LLC                                         Delaware
Chiles Discovery LLC                                      Delaware
Chiles Galileo LLC                                        Delaware



None of Chiles Offshore Finance Corp., Chiles Columbus LLC, Chiles Magellan LLC, Chiles Tonala LLC, Chiles Discovery LLC or Chiles Galileo LLC has any subsidiaries













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